As filed with the Securities and Exchange Commission on November 29, 2005
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-A/A
                                (AMENDMENT NO. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                        PURSUANT TO SECTION 12(b) OR (g)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                                 iPAYMENT, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                 Delaware                         62-1847043
      (State or Other Jurisdiction of           (I.R.S. Employer
       Incorporation or Organization)          Identification No.)


    40 Burton Hills Boulevard, Suite 415              37215
               Nashville, TN                        (Zip Code)
  ----------------------------------------
  (Address of Principal Executive Offices)


If this form relates to the                If this form relates to the
registration of a class of                 registration of a class of
securities pursuant to                     securities pursuant to
Section 12(b) of the Exchange Act          Section 12(g) of the Exchange
and is effective upon filing               Act and is effective pursuant to
pursuant to General                        General Instruction A.(d),
Instruction A.(c), check                   check the following box. |X|
the following box. |_|

      Securities Act registration statement file number to which this form relates: 333-101705


                     Securities to be registered pursuant to
                           Section 12(b) of the Act:

       Title of Each Class             Name of Each Exchange on Which
       to be so Registered             Each Class is to be Registered

             None                                  None

                     Securities to be registered pursuant to
                           Section 12(g) of the Act:

                          Common Stock, par value $0.01

            Rights to Purchase Series A Participating Preferred Stock

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
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

     The undersigned Registrant hereby amends the following items, exhibits and other portions of its Registration Statement on Form 8-A, which was initially filed on May 7, 2003 (the "Form 8-A").

Item 1.  Description of Registrant's Securities to be Registered.

     On November 28, 2005, the Registrant entered into Amendment No. 1 (the "First Amendment") to the Rights Agreement, dated May 12, 2003 (the "Rights Agreement"), between the Registrant and Wachovia Bank, N.A., as Rights Agent. The amendment, among other things, amended the definition of "Acquiring Person" in Section 1(a) of the Rights Agreement to add a provision that none of Gregory
S. Daily ("Daily") nor such other persons that the special committee established by the Board of Directors of the Registrant on May 13, 2005 (the "Special Committee") permits by resolution (a "Permitted Person") or any "group" consisting solely of one or more of Daily and/or any Permitted Person shall be deemed to be an "Acquiring Person" solely as a result of any arrangement, agreement or understanding with respect to a "Permitted Transaction" for so long as any such arrangement, agreement or understanding is conditioned upon the approval of the Special Committee. A "Permitted Transaction" means a merger, a tender offer or similar business combination transaction in which Daily and one or more Permitted Persons acquire, directly or indirectly, all (or such lesser number as the Special Committee shall approve) of the outstanding common stock of the Company not beneficially owned by them at a price of not less than $43.50 per share, upon terms and conditions otherwise approved by the Special Committee.

     A copy of the First Amendment is included as Exhibit 6 to this Form 8-A/A and is incorporated herein by reference. This description of the First Amendment does not purport to be complete, and is qualified in its entirety by reference to the First Amendment.

Item 2.  Exhibits.

     Item 2 of the Form 8-A is hereby amended to include the following exhibit:

No.                 Description
---                 -----------

6. Amendment No. 1, dated as of November 28, 2005, to Rights Agreement, dated May 12, 2003, between the Registrant and Wachovia Bank, N.A., as Rights Agent.
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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                         iPAYMENT, INC.


Date:  November 29, 2005                  By: /s/ Afshin Yazdian
                                             -----------------------------------
                                             Name:   Afshin Yazdian
                                             Title:  Executive Vice President,
                                                     General Counsel and
                                                     Secretary
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                                  EXHIBIT INDEX

No.                 Description
---                 -----------

6. Amendment No. 1, dated as of November 28, 2005, to Rights Agreement, dated May 12, 2003, between the Registrant and Wachovia Bank, N.A., as Rights Agent.